Exhibit 2.4

MINCO MINING & METALS CORPORATION

(the "Company")

Suite 1980 - 1055 West Hastings Street

Vancouver,  BC  V6E 2E9

Phone:  (604) 688-8002

RETURN CARD

Dear Shareholder:

In accordance with National Instrument 54-102 of the Canadian Securities Administrators, registered and beneficial shareholders of the Company may elect annually to receive interim corporate mailings, including interim financial statements of the Corporation.  If you wish to have your name put on the Supplemental Mailing List of the Company, such that you shall be mailed copies of the Company's interim financial statements in respect of the present fiscal year, then complete this form and return it to the Company, to the attention of the Corporate Secretary at Suite 1980, 1055 West Hastings Street, Vancouver, BC. V6E 2E9.  You may also fax this form to Fax:  (604) 688-8030.

Name: (Please Print)
Address:
Telephone: (optional)
Fax: (optional)
Number of Voting Securities Held:	Signature